Exhibit 10.4

2013 Share Option Plan

Regulation of the share options plan

for subscription of DBV TECHNOLOGIES shares

SUMMARY

Allocation date:	September 18, 2013

Subscription price:	7.57 Euros

First possible exercise date: exercise	September 19, 2017, barring early

First possible transfer date: exercise	September 19, 2017, barring early

End of plan: (last possible exercise date before expiration)	September 19, 2023

Plan

1. Definition

2. Legal framework

3. Beneficiaries

4. Description of the share options

a. Description

b. General exercise conditions

c. Strike price

d. Adjustments

5. Exercise of the share options

a. Exercise period

b. Suspension of exercise rights

c. AMF [Financial Market Authority] information

6. Status of the shares under option

a. Form

b. Dividend entitlement

c. Retention of the shares under option

d. AMF information

7. Tax and social security system

8. Management of the plan

Annex: Acknowledgement of receipt of the plan

1. Definition

A stock option subscription plan is a system whereby a company offers all or some of its employees and/or corporate officers, as well as those of related companies, the possibility of obtaining shares for a certain period of time at a definitively established price.

Exercise of the stock options may be subject to conditions.

The stock option cannot be assigned. However, subject to a possible retention period, the subscribed shares may be assigned. The difference between the transfer price and the subscription price constitutes a gain for the beneficiary that is subject to a specific tax and social security system.

2. Legal framework

The general shareholders’ meeting of December 9, 2011 authorized the Board of Directors to grant stock options for purchase of DBV TECHNOLOGIES shares to the benefit of those DBV TECHNOLOGIES employees and officers designated by it, as well as those of its related companies, under the conditions stated in Article L. 225-180 of the Commercial Code.

This authorization was given for a period of 38 months from the date of said meeting, under the provisions of Articles L. 225-177 et seq. of the Commercial Code.

Using this delegation, the Board of Directors of the Company decided at its meeting of September 18, 2013 to grant a stock options plan for purchase of DBV TECHNOLOGIES shares, called “OPTIONS 2013,” to be covered by this regulation, under the conditions established by the shareholders’ meeting.

3. Beneficiaries

At its meeting of September 18, 2013, the Board of Directors established the list of beneficiaries of this plan.

4. Description of the stock options

a. Description

Each stock option may be exercised to purchase one share. The number of stock options granted to each beneficiary is identified in an individual notification letter sent to him or her after their actual allocation upon decision of the Board of Directors.

The number and price of the stock options cannot be changed during their term, except in the event of adjustment referred to below.

The allocation of new stock options as part of the resolution of the General Shareholders’ Meeting of December 9, 2011 is subject to another decision by the Board of Directors and will be covered by a new plan.

b. General exercise conditions

•	Principles

Exercise of the stock options is subject to the existence of an employment contract and/or corporate appointment linking the beneficiary to DBV TECHNOLOGIES or to any legal entity directly or indirectly controlled by DBV TECHNOLOGIES within the meaning of Article L. 233-3 of the Commercial Code as of the exercise date of the stock options.

The stock options can no longer be exercised:

•	In the event of resignation from the employment contract or corporate appointment, as of the date of receipt by the Company of the interested party’s resignation letter or the date of its personal delivery to an authorized representative of the Company;

•	In the event of dismissal, as of the date of the interested party’s receipt of the dismissal notification letter, notwithstanding (i) the possible existence of advance notice, whether executed or not, (ii) any possible opposition of the Beneficiary to his/her dismissal and/or its reasons, as well as (iii) any court decision questioning the grounds for the dismissal.

•	In the event of a mutual termination agreement, as of the date of the administrative confirmation of the termination agreement;

•	In the event of termination of the corporate appointment, as of the date of the meeting of the corporate entity deciding on termination if the beneficiary participates therein or, if he/she does not participate, from the date of receipt of the notification of this decision, notwithstanding (i) the possible existence of advance notice, whether executed or not, (ii) any possible opposition of the Beneficiary to his/her revocation and/or its reasons, as well as (iii) any court decision questioning the grounds for the termination.

The stock options are not subject to seizure or assignment.

•	Derogations

By derogation from the above:

•	In the event of departure or retirement, or disability falling within the second or third category referred to in Article L. 341-4 of the Social Security Code, the beneficiaries maintain the right to exercise their stock options,

•	In the event of death of the beneficiary, the heirs may exercise their stock options within a term of six months from the date of death and transfer them immediately; this time frame does not have the effect of extending the initial term of validity of the stock options if they expire earlier.

c.	Strike price

The strike price has been established at 7.57 Euros per share, i.e. an amount equal to 95% of the average listed price of DBV TECHNOLOGIES shares in the last twenty stock market trading sessions as of the date of the allocation decision by the Board of Directors on September 18, 2013.

This price is definitively established for the entire duration of the plan, subject to potential adjustment.

d.	Adjustments

In the events referred to in Article L. 225-181 of the Commercial Code, the Company will take the necessary measures to protect the interests of the beneficiaries of the stock options under the conditions provided for in Article L. 228-99.

For this purpose, the Company may take any measure set forth in Article L. 228-99 of the Commercial Code. In particular, it may adjust the number and strike price of the stock options allocated under the conditions and in accordance with the terms set out in the regulatory provisions of the Commercial Code for each potential adjustment.

5. Exercise of the stock options

a.	Exercise periods

The options granted as of September 18, 2013 by the Board of Directors’ meeting of September 18, 2013 may be exercised by the beneficiaries from September 19, 2017 until September 19, 2023, excluding the suspension periods referred to below and subject to the following conditions.

By exception to the above, the stock options granted on September 18, 2013 by the Board of Directors’ meeting of September 18, 2013 may be exercised in advance by the beneficiaries, excluding the suspension periods set forth below, in the event of a change of control of the Company, within the meaning of Article L.233-3 of the Commercial Code.

The stock options expire on September 19, 2023.

b. Suspension of exercise rights

•	In the event privileged information is held

Stock option cannot be exercised:

•	for a period of thirty calendar days prior to the publication of the annual and semiannual results,

•	for a period of fifteen calendar days prior to the publication of quarterly financial information.

A publication calendar is released each year. We ask you to refer to the Code of Ethics prepared by the Company, available online on the intranet.

•	as long as the beneficiary has privileged information. Privileged information is information which, if made public, would be likely to have a material impact on the price.

•	In the event of capital transactions decided upon by the Board of Directors

Certain financial transactions carried out with respect to capital, requiring precise and prior knowledge of the number of shares making up the Company’s capital, can result in a temporary suspension of the right to exercise stock options, as decided by the Board of Directors. The stock options beneficiaries are informed by letter of the date on which the exercise is suspended and the date it resumes. This information will be delivered by simple letter with seven -days’ notice.

Beneficiaries leaving the company during an exercise suspension period may exercise their stock options at the end of the suspension period, for an additional period equal to the duration of the suspension; this period does not have the effect of extending the initial period of validity of the stock option.

c.	AMF Information

Pursuant to the provisions of Article L. 621-18-2 of the Monetary and Financial Code, if stock options are exercised by an officer or any person who, within the company, (i) has the authority to make managerial decisions concerning its development and strategy, or (ii) has regular access to privileged information directly or indirectly concerning the company, the Financial Market Authority is informed of this and a copy is sent to the Company within five stock market days.

6. Status of the shares under option

a.	Form

The shares corresponding to the exercised options will be registered in the name of the holder.

b.	Dividend entitlement

The shares will bear current dividend rights. They will immediately be treated as equivalent to existing shares and will be quoted on the same line. They will give their holders all the rights attached to the shares as of the date of delivery of the shares. Accordingly, the owners will be entitled to dividends (or advance on dividends) whose ex-dividend date is prior to the delivery date of the shares following the exercise of the stock options.

The shares will be subject to all statutory provisions of the Company.

c.	Retention of the shares under option

•	Principle

The shares can be assigned as of the exercise of the option, subject to compliance with the legal and regulatory provisions regarding abstention related to the holding of privileged information.

We ask you to refer to the Code of Ethics prepared by the Company, available online on the intranet.

d.	AMF information

Pursuant to the provisions of Article L. 621-18-2 of the Monetary and Financial Code, if shares are assigned by an officer or any person who, within the company, (i) has the authority to make managerial decisions concerning its development and strategy, or (ii) has regular access to privileged information directly or indirectly concerning the company, the Financial Market Authority is informed and a copy sent to the Company within five stock market days.

7. Tax and social security system

The beneficiary assumes sole responsibility for compliance with all declarations and payments he/she must make, notably his/her tax and social security obligations. The beneficiary shall pay all mandatory taxes and withholdings attributed to him/her under the current regulations as of the payment date of said taxes or withholdings.

The Beneficiary is asked to obtain advice regarding his/her personal taxes, notably to determine the tax and social security treatment applicable to him/her, and declares that he/she does not rely on any tax or corporate advice from the Company.

8. Management of the plan

The plan is managed by the Board of Directors for the time being.

The terms of the plan may be modified by the Board of Directors (i) if it determines that the modification is appropriate and does not have an adverse material impact on the interests of the beneficiaries or (ii) on the agreement of the beneficiaries concerned.

More generally, in the event of legal, regulatory or accounting change, or change in the interpretation of such provision, especially concerning the tax or social security treatment of the allocation or exercise of the stock options, the terms of this plan may be modified by the Board of Directors at its discretion to respond to this change, in the manner it deems appropriate. As an illustration, the Board of Directors may decide to reduce or extend the exercise period, or to introduce a mandatory retention period.

DBV TECHNOLOGIES reserves the right to entrust this management to an external entity; the beneficiaries of the options will be informed of this modification in due time, individually.

ACKNOWLEDGEMENT OF RECEIPT

OF THE “2013 SHARE OPTION PLAN”

I, the undersigned, (surname + name)

Domiciled at: (address)

Beneficiary of options for purchase of shares of DBV TECHNOLOGIES granted to me on September 19, 2013 by the Board of Directors’ meeting of September 18, 2013 under the “2013 Share Option Plan” at the strike price of 7.57 Euros,

Declare that I have received and read the “2013 Share Option Plan”.

Made in two copies, at

(one copy of which I have kept)

Date	Signature

DBV TECHNOLOGIES

2014 Share Option Plan

OUTLINE

1.	Definition

2.	Legal framework

3.	Beneficiaries

4.	Description of share options

a.	Description

b.	General terms and conditions for exercising options

c.	Exercise price of options

d.	Adjustments

5.	Exercise of share options

a.	Exercise period

b.	Suspension of exercise rights

c.	Information to be provided to the AMF

6.	Consequences for shares under option

a.	Form

b.	Dividends

c.	Retention of shares under option

d.	Information to be provided to the AMF

7.	Tax and social security rules

8.	Management of the plan

9.	Interpretation of the plan and applicable law

1.	Definition

A subscription options plan is a system by which a company offers all or some of its employees and/or officers, and even those of companies related to it, the opportunity to acquire shares during a certain period at a fixed price.

The exercise of the options may be subject to conditions. The option is non-transferrable. However, subject to any retention period, the shares subscribed may be transferred. The difference between the transfer price and the subscription price constitutes the profit to the beneficiary. It is subject to specific tax and social security rules.

2.	Legal framework

The combined general meeting of the shareholders of DBV Technologies (the “Company”) on June 3, 2014 (the “General Meeting”), authorized the Board of Directors of the Company (the “Board of Directors”) to grant options to the people it designated among the employees and officers of the Company and of the companies related to it, on the terms set out in Article L.225-180 of the Commercial Code, entitling them to shares in the Company.

That authorization was given for a period of thirty-eight (38) months, commencing on the date of the General meeting, under the provisions of Articles L.225-177 et seq. of the Commercial Code.

Acting on that authorization, the Board of Directors of the Company decided at its meeting on June 3, 2014, to institute an options plan entitling the beneficiaries to subscribe for DBV TECHNOLOGIES shares, called “OPTIONS 2014,” the subject of this bylaw, on the terms and conditions decided by the shareholders’ meeting.

3.	Beneficiaries

The Board of Directors decided the beneficiary of this plan at its meeting on June 3, 2014.

4.	Description of options

a.	Description

Each option entitles its beneficiary to subscribe for one share of the Company. The number of options granted to the beneficiary is stated in the individual letter sent to him/her after the options are actually granted by decision of the Board of Directors.

The number and price of the options may not be altered during their term, except in the event of the adjustment referred to below.

The granting of new options under the resolution of the General Meeting requires a new decision of the Board of Directors and will be incorporated into this plan.

b.	General terms and conditions for exercising options

•	Principles

The exercise of options is dependent on there being a contract of employment and/or appointment creating a relationship between the beneficiary and the Company or any legal entity directly or indirectly controlled by the Company within the meaning of Article L.233-3 of the Commercial Code on the date on which the options are exercised.

Options may no longer be exercised:

•	in the event of resignation from employment or office, as of the date on which the letter of resignation from the person concerned is received by the Company or the date on which it is delivered by hand to an authorized representative of the Company;

•	in the event of dismissal, as of the date on which the person concerned receives the letter giving notice of dismissal, notwithstanding (i) any notice requirement, whether or not it has been given; (ii) any dispute by the beneficiary of his/her dismissal and/or the reasons for the dismissal, and (iii) any judicial decision setting aside the dismissal;

•	in the event of contractual termination, as of the date on which the termination agreement is administratively homologated;

•	in the event of removal from office, as of the date of the meeting of the corporate body at which the removal was decided, if the beneficiary is a member of it, or if the beneficiary is not a member of it, as of the date on which notice of the decision is received, notwithstanding (i) any notice requirement, whether or not it has been given; (ii) any dispute by the beneficiary of his/her removal and/or the reasons for the removal, and (iii) any judicial decision questioning the validity of the removal.

Options are not subject to seizure and may not be transferred.

•	Exceptions

Notwithstanding the foregoing,

•	in the event of departure or retirement, or disability corresponding to classification in the second or third category set out in Article L.341-4 of the Social Security Code, beneficiaries will retain the right to exercise their options,

•	in the event of the death of the beneficiary, the heirs may exercise the options within six (6) months of the date of death and may transfer them immediately, and that time limit will not operate to extend the initial validity period of the options if they were to expire earlier.

c.	Exercise price

The exercise price was fixed by the Board of Directors at 19.01 Euros per share, which corresponds to the closing price on this date for a DBV TECHNOLOGIES share on the date of the decision granting the options, that is, June 3, 2014.

This price is definitively fixed for the entire term of the plan, subject to the possibility of adjustments.

d.	Adjustments

In the situations referred to in Article L.225-181 of the Commercial Code, the Company will take the necessary action to protect the interests of the beneficiaries of the options on the terms set out in Article L.228-99 of the Commercial Code.

Accordingly, the Company may take all actions provided in Article L.228-99 of the Commercial Code. In particular, it may adjust the number and exercise price of the options granted on the terms and conditions set out in the regulatory provisions of the Commercial Code for each situation in which an adjustment may be made.

5.	Exercise of options

a.	Exercise periods

The options granted by the Board of Directors on June 3, 2014, may be exercised by the beneficiaries as of June 4, 2016, and until June 3, 2024 (inclusive), with the exception of the suspension periods set out below, and subject to the following.

Notwithstanding the foregoing, the options granted by the Board of Directors may, with the exception of the suspension periods set out below, be exercised early by the beneficiaries in the event of a change in the control of the Company within the meaning of Article L.233-3 of the Commercial Code.

The options will become null and void at the end of a period of ten (10) years following the decision of the Board of Directors to grant the options, that is, on and after June 4, 2024.

b.	Suspension of exercise rights

In the event that privileged information is held

Options may not be exercised:

•	during a period of thirty (30) calendar days preceding the publication of the annual and quarterly results;

•	during a period of fifteen (15) calendar days preceding the publication of the annual and quarterly sales.

A schedule of publications is distributed annually. We invite you to refer to the Code of Ethics adopted by the Company that is online on the Intranet.

•	for as long as the beneficiary holds privileged information. Privileged information is information that would, if it were made public, be likely to have a material influence on the price.

In the event of capital transactions pursuant to a decision of the Board of Directors

Certain financial transactions involving capital and calling for exact advance knowledge of the number of shares that compose the capital of the Company may result in a temporary suspension of the ability to exercise options, decided by the Board of Directors. The beneficiaries of options will be informed by letter of the date on which exercising options is suspended and the date it may resume. This information will be provided by regular mail with seven (7) days’ notice.

Beneficiaries who leave the Company or, where applicable, any legal entity directly or indirectly controlled by the Company within the meaning of Article L.233-3 of the Commercial Code during an option exercise suspension period may exercise their options at the end of the suspension period, during an additional period of time equal to the length of the suspension, but the time allowed may not operate to extend the initial length of the validity of the option.

c.	Information to be provided to the AMF

In accordance with the provisions of Article L.621-18-2 of the Monetary and Financial Code, the exercise of options by an officer or any person who has, within the Company, (i) the power to make management decisions concerning the company’s activities and strategy, and (ii) regular access to privileged information concerning the Company directly or indirectly, requires that information be provided to the Autorité des Marchés Financiers [financial markets authority] with a copy to the Company, within the time allowed by the regulations in force.

6.	Consequences for shares under option

a.	Form

The shares that correspond to the options exercised will be held in registered form.

b.	Dividends

The shares will carry immediate dividend rights. They will immediately be treated in the same manner as the existing shares and will be listed on the same line. They will give their holders all of the rights attached to the shares from the date on which they are delivered. Accordingly, they will be entitled to the dividend (or interim dividend) for which the ex-dividend date is prior to the date on which the shares are delivered pursuant to the exercise of the options.

The shares will be subject to all of the provisions of the Company’s articles of association.

c.	Retention of shares under option

The shares will be freely transferrable once the option has been exercised, on the condition that the statutory and regulatory provisions for abstention relating to holding privileged information are complied with.

We invite you to refer to the Code of Ethics adopted by the Company that is online on the Intranet.

d.	Information to be provided to the AMF

In accordance with the provisions of Article L.621-18-2 of the Monetary and Financial Code, the transfer of shares by an officer or any person who has, within the Company, (i) the power to make management decisions concerning the company’s activities and strategy, and (ii) regular access to privileged information concerning the Company directly or indirectly, requires that information be provided to the Autorité des Marchés Financiers [financial markets authority] with a copy to the Company, within the time allowed by the regulations in force.

7.	Tax and social security rules

The beneficiary will be solely responsible for compliance with the requirements to make declarations and payments to which he/she is subject, and in particular for his/her tax and social security obligations. The beneficiary will pay all taxes and mandatory deductions for which he/she is responsible under the regulations in force on the date on which such taxes or deductions become payable.

The beneficiary is invited to obtain advice about his/her own personal tax situation, in particular in order to be aware of the tax and social security treatment that will apply to him/her, and the beneficiary declares that he/she is not in any way relying on any tax or social security advice given by the Company.

8.	Management of the plan

The plan will be managed by the Board of Directors in the immediate future.

The terms and conditions of the plan may be changed by the Board of Directors (i) if it believes that the change is appropriate and has no significant negative effect on the interests of the beneficiaries, or (ii) with the agreement of the beneficiaries concerned.

More generally, in the event of a change in the legislation, regulations, or accounting practices, or a change in the interpretation of such a provision, in particular concerning the tax or social security treatment of the granting or exercise of options, the terms and conditions of the options may be changed by the Board of Directors, in its discretion, to respond to such change in the manner it considers to be appropriate. For example, the Board of Directors might decide to reduce or extend the exercise period, or to introduce a mandatory retention period.

The changes thus made will not confer any right to compensation on the beneficiaries for any loss or any increase in their tax or social security burdens, even if such changes are unfavorable to them, whether in general or having regard to their personal situation.

The Company reserves the right to assign the management to an outside body, and the beneficiaries of the options will be informed in a timely manner and individually of such change.

9.	Interpretation of the plan and applicable law

The Board of Directors has the authority to interpret the provisions of this plan, as and when necessary. Any version of the plan that is produced in a language other than French will be produced for information only, for beneficiaries who are not French-speaking, and only the French version will be authoritative.

This plan is subject to and must be interpreted in accordance with the provisions of French law and any dispute relating to it will be within the exclusive jurisdiction of the court of competent jurisdiction subject to the jurisdiction of the court of appeal in the place where in which the head office of the Company is located.

DBV TECHNOLOGIES

Limited company with share capital of 1,537,343.20 Euros

Head office: Green Square, Bât. D, 80/84 rue des Meuniers, 92220 Bagneux

441 772 522 RCS Nanterre

Bagneux, [date]

[
Address]

Dear [                ]:

We are pleased to inform you that the Board of Directors of the Company has decided to grant you options to subscribe for shares of DBV Technologies (the “Company”) in accordance with the provisions of the Company’s share options plan by law, a copy of which is attached in an Appendix (“2014 Share Option Plan”).

The terms that are not defined in this letter and that are capitalized have the meaning assigned to them in 2014 Share Option Plan.

These share options have been granted under the provisions of Articles L.225-177 et seq. of the Commercial Code.

Under the decision of the Board of Directors dated [                    ] , exercising the delegation granted by the General Meeting on that date, you have been granted [                        ] options to subscribe for shares of the Company on the terms set out below and in 2014 Share Option Plan.

The exercise price of the share subscription options was fixed by the Board of Directors at [        ] Euros per share, which corresponds to the closing price for a DBV TECHNOLOGIES share on the date of the decision granting the options, that is, [                    ].

Subject to the provisions of 2014 Share Option Plan, you may exercise all or part of the share subscription options that you have been granted commencing on [                    ], and until [                    ] (inclusive).

Your acceptance of the granting of share subscription options will constitute acceptance of all of the terms of 2014 Share Option Plan.

We would appreciate it if you would sign two copies of this letter and keep one copy and return the other to the Company.

Sincerely yours,

Pierre-Henri Behnamou

Good for acceptance

[—]

Encl.: 2014 Share Option Plan